Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We have issued our report dated September 20, 2007 accompanying the financial statements of 2146281 Ontario, Inc. which are incorporated in this Form SB-2 registration statement.  We consent to the incorporation by reference in the registration statement of the aforementioned report and our inclusion therein as listed experts.

/s/ Robison, Hill & Co.
Robison, Hill & Co.
Certified Public Accountants
Salt Lake City, Utah
January 7, 2008